Exhibit 99.1

MARKETAXESS REPORTS SECOND QUARTER 2016 RECORD REVENUES

OF $96.6 MILLION, RECORD PRE-TAX INCOME OF $50.6 MILLION

AND RECORD DILUTED EPS OF $0.88

Second Quarter Financial Highlights*

•	Record revenues of $96.6 million, up 28.0%

•	Record pre-tax income of $50.6 million, up 36.4%

•	Record diluted EPS of $0.88, up from $0.64

•	Record total trading volume of $338.3 billion, up 38.2%

•	Record trading volume in each of our four core products: U.S. high-grade, high-yield, Eurobonds and emerging market bonds

•	Record estimated market share for U.S. high grade of 16.1% and high-yield of 7.1%

*	All comparisons versus second quarter 2015.

NEW YORK, July 28, 2016 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced results for the quarter ended June 30, 2016.

“MarketAxess continues to benefit from our leadership in providing innovative Open Trading solutions that expand liquidity options for our clients and reduce their costs of execution,” said Richard M. McVey, Chairman and CEO. “The accelerating growth rates in our business reflect the added value clients derive from the technology investments we are making and the power of the growing network of over 1,100 institutional firms active on our trading platform.”

Second Quarter Results

Total revenues for the second quarter of 2016 increased 28.0% to $96.6 million, compared to $75.5 million for the second quarter of 2015. Pre-tax income was $50.6 million, compared to $37.1 million for the second quarter of 2015, an increase of 36.4%. Pre-tax margin was 52.3%, compared to 49.1% for the second quarter of 2015. Net income totaled $33.1 million, or $0.88 per share on a diluted basis, compared to $24.2 million, or $0.64 per share, for the second quarter of 2015.

Commission revenue for the second quarter of 2016 increased 29.9% to $86.2 million, compared to $66.4 million for the second quarter of 2015. Variable transaction fees increased 38.9% to $70.3 million on total trading volume of $338.3 billion for the second quarter of 2016, compared to variable transaction fees of $50.6 million on total trading volume of $244.7 billion for the second quarter of 2015. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 16.1%, compared to an estimated 14.8% on an adjusted basis for the second quarter of 2015. See Non-GAAP Financial Measures and Other Items below.

All other revenue, which consists of information and post-trade services, technology products and services, investment income and other revenue, increased to $10.4 million for the second quarter of 2016, compared to $9.1 million for the second quarter of 2015. The $1.3 million increase in all other revenue was principally due to higher information and post-trade services revenue, offset by the unfavorable impact of the stronger U.S. dollar totaling $0.5 million.

Total expenses for the second quarter of 2016 increased 19.9% to $46.1 million, compared to $38.4 million for the second quarter of 2015. The increase in total expenses was principally due to higher employee compensation and benefits costs of $5.2 million, mainly due to an increase in headcount and higher performance-based incentive accrual, clearing costs of $1.3 million and professional and consulting fees of $1.2 million.

The effective tax rate for the second quarter of 2016 was 34.5%, compared to 34.6% for the second quarter of 2015.

Employee headcount was 367 as of June 30, 2016, compared to 342 as of December 31, 2015 and 311 as of June 30, 2015.

Dividend

The Company’s board of directors declared a quarterly cash dividend of $0.26 per share of common stock outstanding, to be paid on August 25, 2016, to stockholders of record as of the close of business on August 11, 2016.

Share Repurchase Program

A total of 31,815 shares were repurchased in the second quarter of 2016 at a cost of $4.2 million under the Company’s $25.0 million share repurchase program. As of June 30, 2016, approximately $19.6 million was available for future repurchases under the program.

Balance Sheet Data

As of June 30, 2016, total assets were $477.1 million and included $299.6 million in cash, cash equivalents and investments. Total stockholders’ equity as of June 30, 2016 was $436.2 million.

Guidance for 2016

The Company is updating its full year 2016 expense guidance range to $178 million to $183 million, up from a range of $168.0 million to $176.0 million. The Company is reconfirming its full year 2016 capital spending guidance range of $18.0 million to $22.0 million and overall effective tax rate of 34% to 36%.

Non-GAAP Financial Measures and Other Items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP measures of financial performance, including earnings before interest, taxes, depreciation and amortization (“EBITDA”). The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, are important in understanding the Company’s operating results. See the attached schedule for a reconciliation of GAAP net income to EBITDA.

For purposes of calculating U.S. high-grade estimated market share, FINRA TRACE volumes have been adjusted to eliminate the increased reporting of affiliate back-to-back trade to FINRA beginning in April 2015 and the inclusion of 144A securities beginning in July 2015. Based on information provided by FINRA, the Company believes that adjusted FINRA TRACE volumes provide a more accurate comparison to prior period reporting. The Company has provided a reconciliation of U.S. high-grade TRACE volumes to the adjusted U.S. high-grade TRACE volumes on the “Investor Relations-Volume” section of its website.

Webcast and Conference Call Information

Richard M. McVey, chairman and chief executive officer, and Antonio L. DeLise, chief financial officer, will host a conference call to discuss the Company’s financial results and outlook on Thursday, July 28, 2016, at 9:30 a.m. Eastern time. To access the conference call, please dial 855-425-4206 (U.S.) or 484-756-4249 (international). The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. A replay of the call will be made available by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) for one week after the announcement. The Webcast will also be archived on http://investor.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess operates a leading electronic trading platform that enables fixed-income market participants to efficiently trade corporate bonds and other types of fixed-income instruments using MarketAxess’ patented trading technology. Over 1,100 institutional investor and broker-dealer firms are active users of the MarketAxess trading platform, accessing global liquidity in U.S. high-grade corporate bonds, emerging markets and high-yield bonds, European bonds, U.S. agency bonds, municipal bonds, credit default swaps and other fixed-income securities. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients. Through its Trax® division, MarketAxess also offers a range of pre- and post-trade services, including trade matching, regulatory transaction reporting and market and reference data, across a range of fixed-income products. Trax is the trading name of Xtrakter Ltd., a MarketAxess group company.

MarketAxess maintains its headquarters in New York and has offices in London, Boston, Chicago, Los Angeles, Miami, Salt Lake City, San Francisco, São Paulo, Hong Kong and Singapore. For more information, please visit www.marketaxess.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: the volatility of financial services markets generally; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; our ability to introduce new fee plans and our clients’ response; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our ability to develop new products and offerings and the market’s acceptance of those products; the effect of rapid market or technological changes on us and the users of our technology; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; our vulnerability to cyber security risks; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our ability to comply with new laws, rules and regulations both domestically and internationally; our ability to maintain effective compliance and risk management methods; the strain of growth initiatives on management and other resources; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

Media and Investor Relations Contacts:
Tony DeLise	William McBride
MarketAxess Holdings Inc.	Bryant Park Financial Communications
+1-212-813-6017	+1-917-239-6726

Mary Sedarat
MarketAxess Holdings Inc.
+1-212-813-6226

MarketAxess Holdings Inc.

Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In thousands, except per share data)
	(unaudited)
Revenues
Commissions	$86,239	$66,412	$165,332	$133,430
Information and post-trade services	8,586	7,632	16,365	15,311
Investment income	517	190	935	373
Other	1,297	1,257	2,580	3,148

Total revenues	96,639	75,491	185,212	152,262

Expenses
Employee compensation and benefits	25,815	20,593	50,342	41,767
Depreciation and amortization	4,540	4,603	9,221	9,215
Technology and communications	4,277	3,967	8,581	8,305
Professional and consulting fees	4,245	3,011	8,107	6,293
Occupancy	1,225	1,232	2,386	2,224
Marketing and advertising	1,824	1,764	3,602	2,956
General and administrative[1]	4,162	3,262	8,052	5,941

Total expenses	46,088	38,432	90,291	76,701

Income before taxes	50,551	37,059	94,921	75,561
Provision for income taxes	17,425	12,821	32,832	26,730

Net income	$33,126	$24,238	$62,089	$48,831

Per Share Data:
Net income per common share
Basic	$0.90	$0.66	$1.69	$1.33
Diluted	$0.88	$0.64	$1.65	$1.30

Cash dividends declared per common share	$0.26	$0.20	$0.52	$0.40

Weighted-average common shares:
Basic	36,876	36,699	36,826	36,703
Diluted	37,748	37,642	37,710	37,634

[1]	Includes clearing costs of $2.0 million and $0.7 million for the three months ended June 30, 2016 and 2015, respectively and $3.7 million and $1.4 million for the six months ended June 30, 2016 and 2015, respectively.

MarketAxess Holdings Inc.

Commission Revenue Details

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	Total Commissions Revenue
	(In thousands)
	(unaudited)
Transaction Fees
U.S. High-Grade	$35,771	$26,439	$67,339	$53,326
Other Credit [1]	33,826	23,477	64,747	47,230
Liquid Products [2]	678	690	1,298	1,391

Total Transaction Fees	70,275	50,606	133,384	101,947

Distribution Fees
U.S. High-Grade	14,297	14,084	28,521	28,034
Other Credit[1]	1,471	1,467	2,971	2,913
Liquid Products[2,3]	196	255	456	536

Total Distribution Fees	15,964	15,806	31,948	31,483

Total Commissions	$86,239	$66,412	$165,332	$133,430

	Average Variable Transaction Fee Per Million
	(unaudited)
U.S. high-grade—fixed-rate	$194	$183	$189	$188
U.S. high-grade—floating-rate	36	51	36	48
Total U.S. high-grade	189	177	183	181
Other credit	258	300	261	295
Liquid products	38	39	39	41
Total	208	207	206	209

[1]	Other Credit includes high-yield, emerging markets, Eurobonds and municipal bonds.
[2]	Liquid Products includes U.S. agencies and European government bonds.
[3]	Includes CDS SEF-related revenue.

MarketAxess Holdings Inc.

Consolidated Condensed Balance Sheet Data

	As of
	June 30, 2016	December 31, 2015
	(In thousands)
	(unaudited)
Assets
Cash and cash equivalents	$153,275	$199,728
Investments, at fair value	146,330	84,706
Accounts receivable, net	62,860	40,459
All other assets	114,650	114,148

Total assets	$477,115	$439,041

Liabilities and Stockholders’ Equity
Total liabilities	40,964	48,328
Total stockholders’ equity	436,151	390,713

Total liabilities and stockholders’ equity	$477,115	$439,041

MarketAxess Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

Earnings Before Interest, Taxes, Depreciation and Amortization

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(In thousands)
	(unaudited)
Net income	$33,126	$24,238	$62,089	$48,831
Add back:
Interest expense	—	—	—	—
Provision for income taxes	17,425	12,821	32,832	26,730
Depreciation and amortization	4,540	4,603	9,221	9,215

Earnings before interest, taxes, depreciation and amortization	$55,091	$41,662	$104,142	$84,776

MarketAxess Holdings Inc.

Volume Statistics

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016		2015

	Total Trading Volume
	(In millions)
	(unaudited)
U.S. high-grade—fixed-rate	$183,107	$142,459	$353,326		$280,446
U.S. high-grade—floating-rate	6,220	6,504	13,727		13,899

Total U.S. high-grade	189,327	148,963	367,053		294,345
Other credit	131,168	78,304	248,142		159,923
Liquid products	17,781	17,473	33,102		34,148

Total	$338,276	$244,740	$648,297		$488,416

	Average Daily Volume
	(In millions)
	(unaudited)
U.S. high-grade	$2,958	$2,364	$2,936		$2,374
Other credit	2,058	1,251	1,985		1,290
Liquid products	278	278	265	#	275

Total	$5,294	$3,893	$5,186		$3,939

Number of U.S. Trading Days [1]	64	63	125		124
Number of U.K. Trading Days [2]	63	61	125		124

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.

*	Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a riskless principal basis between two counterparties.